UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 31, 2007

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 31, 2007, our wholly-owned subsidiary, United Fuel & Energy Corporation, a Texas corporation, entered into an Agreement and Bill of Sale with Propane Direct, LLC, an Oklahoma limited liability company, and each of its members to acquire substantially all of the assets used in Propane Direct’s wholesale and retail propane sales and installation business.

As consideration for the acquisition, we will: (a) pay an aggregate of approximately $2,400,000 in cash; (b) pay an agreed upon price for their inventory; and (c) pay the amount of the retail accounts receivable we actually collect within 120 days after the closing. We will pay fifty percent (50%) of the agreed upon value of the inventory and fifty percent (50%) of the outstanding retail accounts receivable amount (not including any amounts due that are more than 90 days from the invoice date) within five business days of the closing date. We will pay the remaining amount of the cost of the inventory and retail accounts receivable amounts (to the extent greater than the first payment) collected 120 days after the closing.

The acquisition is subject to customary representations, warranties, and covenants as contained in the Agreement and Bill of Sale. Consummation of the acquisition is subject to customary conditions to closing contained in the Agreement and Bill of Sale.

As part of the agreement, Propane Direct and its members have agreed not to compete with the acquired business within a 500-mile radius of Propane Direct’s existing facilities and to be bound by a non-solicitation provision for a period of five years after the closing date.

The agreement also contains conditions precedent to Propane Direct’s and its members’ obligation to close the transaction.

The parties have the right to terminate the agreement under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by either party if the closing has not occurred on or before July 31; (iii) by us, if we are not reasonably satisfied in our sole discretion with the results of our due diligence investigation of Propane Direct’s operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition; and (iv) by Propane Direct and its members for our breach of a representation, warranty or covenant.

The foregoing description of the Agreement and Bill of Sale is not complete and is qualified in its entirety by reference to the full text of the Agreement and Bill of Sale, a copy of which is filed herewith and is incorporated herein by reference.

The Agreement and Bill of Sale has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about United Fuel & Energy Corporation or its subsidiaries. The representations, warranties and covenants contained in the Agreement and Bill of Sale were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Agreement and Bill of Sale, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement and Bill of Sale instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and Bill of Sale and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the United Fuel & Energy Corporation or its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement and Bill of Sale, which subsequent information may or may not be fully reflected in the United Fuel & Energy’s public disclosures.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As described under Item 1.01 above, on May 31, 2007, we entered into the Agreement and Bill of Sale pursuant to which we are obligated, in the event that the closing date occurs, to pay Propane Direct and its members consideration for the purchased assets. The description of the transactions in Item 1.01 above is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
2.1	Agreement and Bill of Sale, dated May 31, 2007, by and among United Fuel & Energy Corporation, a Texas corporation, Propane Direct, LLC, an Oklahoma limited liability company, and each of its members.

99.1	Press release dated June 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: June 6, 2007	By:	/s/ Bobby W. Page
Bobby W. Page
Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Bill of Sale, dated May 31, 2007, by and among United Fuel & Energy Corporation, a Texas corporation, Propane Direct, LLC, an Oklahoma limited liability company, and each of its members.

99.1	Press release dated June 4, 2007